Exhibit 99.1

NEWS RELEASE

	Contacts:	Gregg Piontek, CFO
Newpark Resources, Inc.
281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner
Dennard Rupp Gray & Lascar, LLC
ksdennard@drg-l.com
713-529-6600
NEWPARK RESOURCES ANNOUNCES AMENDED CREDIT FACILITY
THE WOODLANDS, TX — November 29, 2011 — Newpark Resources, Inc. (NYSE: NR) announced today that it has entered into an amendment and restatement of its existing credit agreement, which provides for a $125 million revolving line of credit and extends the facility through November 2016. The amended and restated credit facility also includes an accordion feature, allowing for the expansion of the line up to $200 million. The bank group participating in the facility consists of JP Morgan, Wells Fargo, Bank of America, Capital One and Comerica.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are pleased to have completed this amendment to our credit facility, which provides lower borrowing costs and increased financial flexibility, allowing us the opportunity to further execute our growth strategy. We continue to be optimistic about our prospects and the overall fundamentals of the industry and will continue to invest in our business domestically and in key international markets.”
For further information regarding the amended credit agreement, please refer to the Company’s Current Report on Form 8-K, filed November 29, 2011 and the copy of the amended agreement filed as an exhibit to such Report.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2010, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to successfully integrate the business acquired from Rheochem and to realize the anticipated benefits from the acquisition, the impact of restrictions on offshore drilling activity in the Gulf of Mexico, our customer concentration and cyclical nature of our industry, the availability of raw materials and skilled personnel, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.
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